CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT 10.06

ADVISORY AGREEMENT

THIS AGREEMENT, made as of October 15, 2013 among OASIS PR LLC, a Delaware limited liability company and (the “Trading Company”), R.J. O’Brien Fund Management, LLC, a Delaware limited liability company (the “Managing Member”), and Prescient Ridge Management, LLC, an Illinois limited liability company (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, the Trading Company has been organized as a Delaware limited liability company pursuant to its organizational documents to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto, whether traded on an organized exchange or otherwise (hereinafter referred to collectively as “futures interests;” provided, however, such definition shall exclude securities futures products as defined by the Commodity Futures Trading Commission (“CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto;

WHEREAS, the Trading Company is a master fund has or will have assets invested into it directly or indirectly by one or more entities, including, but not necessarily limited to limited to certain commodity pools operated by the Managing Owner;

WHEREAS, the principals of the Trading Advisor have extensive experience trading in futures interests and the Trading Advisor is willing to provide the services and undertake the obligations as set forth herein;

WHEREAS, the Trading Company and the Managing Member each desires the Trading Advisor to act as a trading advisor for the Trading Company and to make investment decisions with respect to futures interests for the Trading Company and the Trading Advisor desires so to act; and

WHEREAS, the Trading Company, the Managing Member and the Trading Advisor wish to enter into this Agreement which, among other things, sets forth certain terms and conditions upon which the Trading Advisor will conduct the futures interest trading with respect to a portion of the Trading Company’s assets, as described herein.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Undertakings in Connection with Private Placements.

(a)         The Trading Advisor agrees (i) to make all disclosures regarding itself, its principals and affiliates, its trading performance, its trading systems, methods and strategies (subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information (as defined in Section 1(c) hereof) concerning such systems, methods and strategies used on behalf of the Account(as defined in Section 4 hereof)), the Trading Company may reasonably require in connection with any private placement offerings in connection with this Agreement and (ii) to otherwise cooperate with the Trading Company and the Managing Member by providing information regarding the Trading Advisor in connection with the preparation of any private placement memorandum including any amendments and/or supplements thereto, as the Trading Company may reasonably request; provided that all such disclosures are subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information concerning its clients, systems methods and strategies. As used herein, unless otherwise provided, the term “principal” shall have the meaning as defined in Rule 4.10(e) of the CFTC’s regulations and the term “affiliate” shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control with, such party.

(b)         If the Trading Advisor becomes aware of any materially untrue or misleading statement or omission regarding itself or any of its principals or affiliates in the Program Materials (as defined in Section 17 hereof), or of the occurrence of any event or change in circumstances which would result in there being any materially untrue or misleading statement or omission in any private placement memorandum regarding Trading Advisor or any of its principals or affiliates, the Trading Advisor shall promptly notify the Managing Member and shall cooperate with the Managing Member in the preparation of any necessary amendments or supplements to any private placement memorandum. Neither the Trading Advisor nor any of its principals, or affiliates, shall on behalf of the Trading Company distribute a private placement memorandum or selling literature or shall engage in any selling activities whatsoever in connection with this Agreement except as may be specifically approved by the Managing Member and agreed to by the Trading Advisor.

(c)         For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Trading Advisor including, but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Trading Company or the Managing Member and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a “Recipient”), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement, (ii) is in the possession of the Recipient prior to its disclosure with respect to this Agreement, (iii) is or becomes available to the Recipient from a source that is not hound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure, or (iv) that is independently developed by the Recipient without use of the confidential information described in this Section 1(c), are and shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (“Confidential Information” and/or “Proprietary Information”).

(d)         The Trading Company and the Managing Member each warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to the Trading Company’s or the Managing Member’s officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors), who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter, or to the Trading Company, Managing Member or a Recipient, as the case may be, is required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request. Additionally, the Trading Company and the Managing Member each warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents and any Recipient will use the Confidential Information solely for the purpose of satisfying the Trading Company’s or the Managing Member’s obligations under this Agreement and not in a manner which violates the teens of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

2.	Duties of the Trading Advisor.

(a)         Upon the commencement of trading operations on or about October 15, 2013 by the Trading Advisor with respect to all or a portion of the assets of the Trading Company, the Trading Advisor hereby agrees to act as a Trading Advisor for the Trading Company and, as such, shall have authority and responsibility for directing the investment and reinvestment of that portion of the Trading Company’s assets allocated to the Trading Advisor, which shall consist of the Allocated Net Assets (as defined in Section 5(c) hereof) plus “notional” funds, if any, allocated to the Trading Advisor, as specified in writing by the Managing Member and consented to by the Trading Advisor (the “Assets”), on the terms and conditions and in accordance with the prohibitions and the trading policies set forth in Exhibit A to this Agreement as amended from time to time and provided in writing to the Trading Advisor by the Managing Member (the “Trading Policies”); provided, however, that the Managing Member may override the instructions of the Trading Advisor without notice to the Trading Advisor to the extent necessary (i) to comply with the Trading Policies and with applicable speculative position limits or to comply with any applicable law or regulation. The Trading Advisor shall not be liable for the consequences of any decision by the Managing Member to override instructions of the Trading Advisor, except to the extent that such consequences result from Trading Advisor’s Failure to comply with the Managing Member’s decision to override an instruction.

(b)         The Trading Advisor shall:

(i)         Exercise good faith in trading futures interests for the Account in accordance with the Trading Policies, and the trading systems, methods, and strategies of the Trading Advisor described in the Program Materials, with such changes and additions to such trading systems, methods or strategies as the Trading Advisor, from time to time, incorporates into its trading approach for accounts trading with a substantially similar investment strategy to the Account.

(ii)         Provide the Managing Member, within 10 business days of the end of a calendar quarter, and within 10 business days of a separate request which the Managing Member may make from time to time, with information comparing the performance of the Account and the performance of all other client accounts (“Other Accounts”) directed by the Trading Advisor using the trading systems used by the Trading Advisor on behalf of the Trading Company over a specified period of time for the purpose of confirming that the Trading Company has been treated equitably compared to such Other Accounts. In providing such information, the Trading Advisor may take such steps as are necessary to assure the confidentiality of the Trading Advisor’s clients’ identities. The Trading Advisor shall, upon the Managing Member’s request, consult with the Managing Member concerning any material discrepancies between the performance of such Other Accounts and the Account. The Trading Advisor shall promptly inform the Managing Member in writing of any material discrepancies of which the Trading Advisor is aware. The Managing Member acknowledges that the following differences in accounts may cause divergent trading results: different trading strategies, different asset levels, different methods or degrees of leverage, different trading policies, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts which commence trading at different times and accounts which have different portfolios or different fiscal years.

(iii)         Inform the Managing Member when the Trading Advisor’s open positions maintained by the Trading Advisor exceed the Trading Advisor’s applicable speculative position limits.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(iv)         Upon request of the Managing Member, promptly provide the Managing Member with all information concerning the Trading Advisor and its activities in connection with this Agreement that are reasonably requested by the Managing Member (including, without limitation, information relating to changes in control, key personnel, trading approach, or financial condition). Additionally, the Trading Advisor agrees to furnish R.J. O’Brien &Associates, LLC (“RJOB”) in an electronic format as requested by RJOB (i) a final report of all trades in connection with this Agreement at the end of each business day and (ii) a report of any trade in connection with this Agreement made involving a position with a required initial margin equal to 10% or more of the Assets within 30 minutes of the Trading Advisor’s receipt of confirmation, verbal or otherwise, from the executing broker that such a trade has been executed. The Trading Advisor further acknowledges and agrees that the timely provision of all such information is of the essence in order to enable the Trading Company, its designated entities, and RJOB to monitor and comply with mandatory risk control algorithms imposed upon the operation of the Trading Company.

(c)         All purchases and sales of futures interests pursuant to this Agreement shall be for the Account and at the risk of the Trading Company and not for the account, or at the risk of the Trading Advisor or any of its affiliates or any of their principals, members, managers, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor. All brokerage commissions and related transaction fees arising from such trading by the Trading Advisor shall be for the Account and paid by the Trading Company with respect to the Account.

(d)         Subject to Section 7(a) hereof, the Trading Advisor shall assume financial responsibility for any material errors committed or caused by it in transmitting orders for the purchase or sale of futures interests for the Account that result from the Trading Advisor’s gross negligence, fraud or willful misconduct. Material errors may include, but are not limited to, inputting improper trading signals or communicating incorrect orders to the Commodity Brokers (as described in Section 4 hereof). The Trading Advisor shall have an affirmative obligation to promptly notify the Managing Member upon discovery of its own material errors with respect to the Account, and the Trading Advisor shall use its reasonable efforts to identify and promptly notify the Managing Member of any order or trade which the Trading Advisor reasonably believes was not executed in accordance with its instructions to any Commodity Broker or such other commodity broker utilized to execute orders for the Trading Company.

(e)         Prior to the commencement of trading by the Trading Company, the Managing Member, on behalf of the Trading Company, shall deliver to the Trading Advisor a trading authorization appointing the Trading Advisor the Trading Company’s attorney-in-fact for such purpose (a form of which is attached hereto as Exhibit B).

(f)         In performing services to the Trading Company, the Trading Advisor shall utilize its managed futures program (the “Trading Program”), as described in Exhibit D, and as modified from time to time. The Trading Advisor shall give the Managing Member prior written notice of any change in the Trading Program that the Trading Advisor considers to be material (and shall not effect such change on behalf of the Trading Company without the Managing Member’s consent), including any additional futures interests to be traded by the Trading Advisor not already listed on Exhibit C. Changes in the futures interests traded, provided that such futures interests are listed on Exhibit C, shall not be deemed a modification of the Trading Program.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

3.	Trading Advisor as an Independent Contractor.

For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized, have no authority to act for or represent the Trading Company in any way or otherwise be deemed an agent of the Trading Company. Nothing contained herein shall be deemed to require the Trading Company to take any action contrary to its governing documents as from time to time in effect, or any applicable law or rule or regulation of any regulatory or self-regulatory body, exchange, or board. Nothing herein contained shall constitute the Trading Advisor or the Managing Member as members of any partnership, joint venture, association, syndicate or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other. It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, nor issuer with respect to the Trading Company.

4.	Futures Broker.

The Trading Advisor shall effect all transactions in futures interests for the Trading Company through the Trading Company’s separate account of the Trading Company to be traded exclusively by the Trading Advisor (the “Account”) maintained with RJOB or such commodity broker or brokers as the Managing Member shall direct and appoint from time to time (the “Futures Brokers”).

Notwithstanding the foregoing, the Trading Advisor may execute trades through brokers other than those employed by RJOB and its affiliates so long as arrangements (including executed give-up agreements) are made for such floor brokers to “give-up” or transfer the positions to RJOB in conformity with the Trading Policies set forth in Exhibit A attached hereto.

5.	Fees.

(a)         For the services to be rendered to the Trading Company by the Trading Advisor under this Agreement:

(i)         The Trading Company shall pay the Trading Advisor a monthly management fee equal to 1/12 of *% (a *% annual rate) of the Assets allocated to it (as defined in Section 2(a) hereof) as of the last day of each month (the “Management Fee”). The Management Fee is payable in arrears within 20 Business Days of the end of the month for which it was calculated. For purposes of this Agreement, “Business Day” shall mean any day which the securities markets are open in the United States.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(ii)         The Trading Company shall pay the Trading Advisor a quarterly incentive fee equal to *% of the New Trading Profit (as defined in Section 5(d) hereof) (the “Incentive Fee”). The initial incentive period will commence on the date the Trading Advisor commences trading the Account and shall end on the last day of the calendar quarter after such date. The Incentive Fee is payable within 20 Business Days of the end of the calendar quarter for which it was calculated.

(b)         If this Agreement is terminated on a date other than the last day of a calendar quarter, the Incentive Fee shall be determined as if such date were the end of a calendar quarter. If this Agreement is terminated on a date other than the end of a month, the Management Fee described above shall be determined as if such date were the end of a month, but such fee shall be prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of trading days in the month. If, during any month after the Trading Advisor commences trading operations on behalf of the Account (including the month in which the Trading Advisor commences such operations), the Trading Company does not conduct business operations, or suspends trading for the Account, or, as a result of an act or material failure to act by the Trading Advisor, is otherwise unable to utilize the trading advice of the Trading Advisor on any of the trading days of that month for any reason, the Management Fee shall be prorated based on the ratio of the number of trading days in the month which the Account engaged in trading operations or utilizes the trading advice of the Trading Advisor to the total number of trading days in the month. The Management Fee payable to the Trading Advisor for the month in which the Trading Company begins to receive trading advice from the Trading Advisor pursuant to this Agreement shall be prorated based on the ratio of the number of trading days in the month from the day the Trading Company begins to receive such trading advice to the total number of trading days in the month. In the event that there is an increase or decrease in the Assets as of any day other than the first day of a month, the Trading Advisor shall be paid a pro rata Management Fee on such increase or decrease in the Assets for such month.

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(c)         The term “Allocated Net Assets” shall mean the total assets of the Trading Company allocated to the Account (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value (marked-to-market) of all open futures interest positions and other assets of the Account) less all liabilities of the Trading Company with respect to the Account determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. Unless generally accepted accounting principles require otherwise, the market value of a futures or option contract traded on a United States exchange shall mean the settlement price on the exchange on which the particular futures or option contract shall be traded by the Trading Advisor on behalf of the Account with respect to which the Net Assets are being determined; provided, however, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange on which that contract shall be traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contract could not be liquidated on such day due to the exchange being closed for an exchange holiday, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract or a futures or option contract traded on a foreign exchange or market shall mean its market value as determined by the Managing Member on a basis consistently applied for each different variety of contract.

(d)         The term “New Trading Profit” shall mean net futures interest trading profits (realized and unrealized) on the Assets, decreased proportionally by the Trading Advisor’s monthly Management Fees and brokerage commissions and NFA fees applicable to the Account. Interest income is not included in New Trading Profit. Extraordinary expenses do not reduce New Trading Profit. Such trading profits and items of decrease shall be determined from the end of the last calendar quarter in respect of which an Incentive Fee was earned by the Trading Advisor or, if no Incentive Fee has been earned previously by the Trading Advisor, from the date that the Trading Advisor commenced managing the Assets, to the end of the calendar quarter as of which such Incentive Fee calculation is being made. New Trading Profit shall be calculated before reduction for Incentive Fees paid or accrued so that the Trading Advisor does not have to earn back Incentive Fees.

(e)         If any payment of Incentive Fees is made to the Trading Advisor on account of New Trading Profit earned by the Trading Advisor and the Trading Advisor thereafter fails to earn New Trading Profit or experiences losses for any subsequent incentive period, the Trading Advisor shall be entitled to retain such amounts of Incentive Fees previously paid to the Trading Advisor in respect of such New Trading Profit. No Incentive Fees shall be payable to the Trading Advisor until the Trading Advisor has earned New Trading Profit; provided, however, that if the Assets are reduced because of redemptions that occur at the end of, and/or subsequent to, a calendar quarter in which the Trading Advisor experiences a futures interest trading loss for the Trading Company, the trading loss that must be recovered before the Trading Advisor will be deemed to experience New Trading Profit in a subsequent calendar quarter will be equal to the amount determined by (x) dividing the Assets after such decrease by the Assets in immediately before such decrease and (y) multiplying that fraction by the amount of the unrecovered futures interest trading loss prior to such decrease. In the event that the Trading Advisor experiences a trading loss in more than one calendar quarter without the Trading Company paying an intervening Incentive Fee and Assets are reduced in more than one such calendar quarter because of redemptions, then the trading loss for each such calendar quarter shall be adjusted in accordance with the formula described above and such reduced amount of futures interest trading loss shall be carried forward and used to offset subsequent futures interest trading profits. No Incentive Fees shall be payable to the Trading Advisor until the Trading Advisor has earned New Trading Profit.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

6.	Term.

(a)         This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 6. If the Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. This Agreement shall automatically terminate if the Trading Company is dissolved.

(b)         The Trading Company and Managing Member each shall have the right to terminate this Agreement in its discretion (i) at any month end upon five days’ prior written notice to the Trading Advisor, or (ii) at any time upon prior written notice to the Trading Advisor upon the occurrence of any of the following events: (A) if any person described as a “principal” of the Trading Advisor in the Prospectus ceases for any reason to be an active “principal” of the Trading Advisor; (B) if the Trading Advisor becomes bankrupt or insolvent; (C) if the Trading Advisor is unable to use its trading systems or methods as in effect on the date hereof and as modified in the future for the benefit of the Trading Company; (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) except as provided in Section 12 hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interest trading systems or methods, or its goodwill to, any individual or entity; (F) if, at any time, the Trading Advisor violates any Trading Policy or administrative policy, except with the prior express written consent of the Managing Member; or (G) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement.

(c)         The Trading Advisor may terminate this Agreement at any time, upon thirty days’ prior written notice to the Trading Company and Managing Member.

(d)         Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 6 shall be without penalty or liability to any party, on account of such termination.

(e)         The indemnities set forth in Section 7, obligations to pay Trading Advisor under Section 5, obligations of confidentiality in Section 1 herein and Sections 11-26 shall survive any termination of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

7.	Standard of Liability: Indemnifications.

(a)         Limitation on Trading Advisor. None of the Trading Advisor, any of the Trading Advisor’s affiliates, or any of their respective managers, principals, members, partners, advisory board members, shareholders, officers, directors, employees, principals, controlling persons, or agents (any of the foregoing, individually, an “Advisor Party” and all of the foregoing, collectively, the “Advisor Parties”) shall be liable to the Trading Company, the Managing Member or any other party for any loss or cost arising out of, or in connection with, any act or activity undertaken (or omitted to be undertaken) in fulfillment of any obligation or responsibility under this Agreement, including any such loss sustained by reason of any investment in or sale or retention of any Allocated Net Assets; provided, however, that any Advisor Party exculpated from liability under this Section 7(a) shall not be exculpated from liability with respect to losses found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed to be caused by his, her or its gross negligence, willful misconduct or fraud. In no respect by way of limiting the foregoing exculpatory provision but rather by way of greater certainty, no Advisor Party shall be liable to the Trading Company, the Managing Member or any other party for any loss or cost arising out of, or in connection with, any action or omission (including, but not limited to, any error in the preparation or delivery of any account statement, monthly statement or other reports or statements) of the Commodity Broker, the Futures Broker or other brokers or counter-parties permitted to be used by the Trading Adviser under this Agreement.

(b)         Trading Advisor Indemnification. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company, the Managing Member, their affiliates and their respective managers, principals, members, partners, advisory board members, shareholders, officers, directors, employees, principals, controlling persons and agents (any of the foregoing, individually, a “Trading Company Party” and all of the foregoing, collectively, the “Trading Company Parties”) from and against any and all losses, claims, damages, liabilities and expenses (including attorneys’ fees and expenses) due to or arising out of: (i) any gross negligence, fraud or violation of applicable laws or regulations by the Trading Advisor or (ii) any litigation, claims or proceedings, brought by any third party not affiliated with the Trading Company Parties, relating to the Other Accounts or any other pooled investment vehicle managed by the Trading Advisor.

(c)         Trading Company Indemnification. The Trading Company and the Managing Member shall jointly and severally indemnify, defend and hold harmless the Advisor Parties from and against any and all losses, claims, damages, liabilities and expenses (including attorney’s fees and expenses) due to or arising out of: (i) underfunding of the Account by the Trading Company, (ii) any liability to the Futures Broker, (iii) any gross negligence, fraud, or violation of applicable laws or regulations by any Trading Company Party, (iii) any litigation, claims or proceedings relating to any pooled investment or account offered by or affiliated with the Trading Company or Managing Member (but excluding the Account for avoidance of doubt), including, without limitation, the offering or sale of units with respect to such funds, or (iv) any litigation, claims or proceedings, brought by any third party not affiliated with the Trading Advisor, relating to any separately managed accounts or any other pooled investment vehicle managed by the Trading Company, the Managing Member or their respective affiliates.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(d)         The foregoing agreement of indemnity set forth in Sections 7(b) and (c)shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party. In no case shall any party be liable under this indemnity agreement with respect to any claim made against any indemnified party unless the indemnifying party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have otherwise than on account of this indemnity agreement except to the extent the indemnifying party is prejudiced by such delay. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the control and defense of that portion of any suit so brought relating to the indemnifying party’s indemnification obligations hereunder, which defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party or parties, defendant or defendants therein (in each case, acting reasonably). In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by it or them.

8.	Right to Advise Others and Uniformity of Acts and Practices.

(a)         The Trading Advisor is engaged in the business of advising clients as to the purchase and sale of futures interests. During the term of this Agreement, the Trading Advisor, its principals and affiliates, will be advising other clients (including affiliates and the managers, members, stockholders, officers, directors, and employees of the Trading Advisor and its affiliates and their families) and trading for their own accounts. The Trading Advisor will use its reasonable efforts to implement a fair and consistent allocation policy that seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor which use substantially the same trading strategy as the Account. Upon written request, the Managing Member may request a copy of the Trading Advisor’s procedures regarding the equitable treatment of trades across accounts. Such procedures shall be provided to the Managing Member within 30 days of such request by the Managing Member. Under no circumstances shall the Trading Advisor by any act or omission knowingly or intentionally favor in any material way any account advised or managed by the Trading Advisor over the account of the Trading Company that is using substantially the same trading strategy as the Account. Nothing contained in this Section 8(a) shall preclude the Trading Advisor from charging different management and/or incentive fees to its clients. Subject to the Trading Advisor’s obligations under applicable law, the Trading Advisor and any of its principals or affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same trading systems, methods, or strategies employed by the Trading Advisor for the Account, or trading systems, methods, or strategies that are entirely independent of or materially different from, those employed for the Account, and shall be free to compete for the same futures interests as the Trading Company or to take positions opposite to the Trading Company, where such actions do not knowingly or intentionally prefer any of such accounts in a material manner over the Account on an overall basis.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(b)         The Trading Advisor shall not be restricted as to the number or nature of its clients, except that: (i) so long as the Trading Advisor acts as a trading advisor for the Trading Company, neither the Trading Advisor nor any of its principals or affiliates shall knowingly hold any position or control any other account that would cause the Trading Company, the Trading Advisor, or the principals or affiliates of the Trading Advisor to be in violation of the CEA or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self-regulatory body, exchange, or board; and (ii) neither the Trading Advisor nor any of its principals or affiliates shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self-regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Trading Company; provided that the Trading Advisor may modify its trading systems, methods or strategies to accommodate the trading of additional funds or accounts. If applicable speculative position limits are exceeded by the Trading Advisor in the opinion of (i) independent counsel (who shall be other than counsel to the Trading Company), (ii) the CFTC, or (iii) any other regulatory or self-regulatory body, exchange, or board, the Trading Advisor and its principals and affiliates shall promptly liquidate positions in all of their accounts, including the Trading Company’s account, as to which positions are attributed to the Trading Advisor as nearly as possible in proportion to the accounts’ respective amounts available for trading (taking into account different degrees of leverage and “notional” equity) to the extent necessary to comply with the applicable position limits.

9.	Representations, Warranties, and Covenants of the Trading Advisor.

(a)         Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to and agrees with the Managing Member and the Trading Company as follows:

(i)         It will exercise good faith in implementing the Trading Program on behalf of the Trading Company as described in the Program Materials (as modified from time to time) or any other trading programs agreed to by the Managing Member and the Trading Advisor.

(ii)        The Trading Advisor shall follow and comply with, at all times, the Trading Policies.

(iii)       The Trading Advisor shall trade the Account pursuant to the same trading programs described in the Program Materials unless the Managing Member and the Trading Advisor agree otherwise.

(iv)       The Trading Advisor is duly organized, validly existing and in Good standing under the laws of the state of its organization and is qualified to do business as a foreign corporation or and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Advisor’s ability to perform its duties under this Agreement. The Trading Advisor has full power and authority to perform its obligations under this Agreement. The only principals of the Trading Advisor are those set forth in the Program Materials (the “Trading Advisor Principals”).

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(v)        This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting rights and creditors and to general equity principals.

(vi)       Each of the Trading Advisor and the Trading Advisor’s Principals has all federal, state and foreign governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and required to perform its or his obligations under this Agreement. The Trading Advisor is registered as a commodity trading advisor under the CEA and is a member of the NFA in such capacity.

(vii)      The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the organizational documents of the Trading Advisor or any agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over it.

(viii)     Since the respective dates as of which information is given in the Program Materials, and except as may otherwise be stated in or contemplated by the Program Materials, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or, to the knowledge of Trading Advisor, any Trading Advisor Principal.

(ix)       Except as set forth in the Program Materials there have not been and there is not pending, or to the best of the Trading Advisor’s knowledge after due inquiry, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor or any Trading Advisor Principal is or was a party, or to which any of the assets of the Trading Advisor is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor. None of the Trading Advisor or any Trading Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals with the CEA or any other applicable law.

(x)        Neither the Trading Advisor nor any Trading Advisor Principal has received, or is entitled to receive, directly or indirectly, any commission, finder’s fee, similar fee, or rebate from any person in connection with the organization or operation of the Trading Company.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(xi)       The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the Managing Member and the Trading Company of the nature of such event.

(b)         Covenants of the Trading Advisor. The Trading Advisor covenants and agrees that:

(i)         The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor to continue to act as described herein and to at all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Advisor’s ability to act as described herein.

(ii)        The Trading Advisor shall inform the Managing Member immediately as soon as the Trading Advisor or any Trading Advisor Principal becomes the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting (or which may, with the passage of time, materially affect) the business of the Trading Advisor. The Trading Advisor shall also inform the Managing Member immediately if the Trading Advisor or any of its officers becomes aware of any breach of this Agreement by the Trading Advisor.

(iii)       The Trading Advisor agrees to cooperate by providing information regarding itself and its performance in the preparation of any amendments or supplements to the Prospectus (subject to the limitation set forth in Section 1 hereof).

10.	Representations and Warranties of the Trading Company and the Managing Member; Covenants of the Managing Member.

(a)         The Trading Company and the Managing Member represent and warrant to the Trading Advisor, as follows:

(i)         The Trading Company is a Delaware limited liability company formed pursuant to its organizational documents and Delaware law and its validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the trading of futures interests and to engage in its other contemplated activities as described in the Prospectus; the Trading Company is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Trading Company’s ability to perform its obligations hereunder.

(ii)        The Managing Member is duly organized and validly existing and min good standing as a limited liability company under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Managing Member’s ability to perform its obligations hereunder.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(iii)       The Trading Company and the Managing Member have full power and authority under applicable law to conduct their business and to perform their respective obligations under this Agreement and as described in the Prospectus.

(iv)       This Agreement has been duly and validly authorized, executed and delivered by the Managing Member on behalf of the Trading Company and constitutes a valid, binding and enforceable agreement of the Trading Company and the Managing Member in accordance with its terms.

(v)        The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Prospectus will not violate, or constitute a breach of or default under, the Managing Member’s organizational documents, or the Trading Company’s organizational documents, or any material agreement or instrument by which either the Managing Member or the Trading Company, as the case may be, is hound or any material order, rule, law or regulation applicable to the Managing Member or the Trading Company of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the Managing Member or the Trading Company.

(vi)       There have not been in the five years preceding the date of this Agreement and there is not pending or, to the Managing Member’s knowledge, threatened, any action, suit or proceeding at law or in equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Managing Member or the Trading Company is or was a party, or to which any of the assets of the Managing Member or the Trading Company is or was subject; and neither the Managing Member nor any of the principals of the Managing Member (“Managing Member Principals”) has received any notice of an investigation by the NFA, CFTC or any other administrative or self-regulatory organization regarding non-compliance by the Managing Member or the Managing Member Principals or the Trading Company with the CEA, the Securities Act of 1933, as amended, or any applicable laws.

(vii)      The Managing Member and the Managing Member Principals have all federal, state and foreign governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal, state and foreign governmental agencies required to conduct their business or required to perform their obligations under this Agreement and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement.

(viii)     The Trading Company is and shall remain in material compliance in all respects with all laws, rules, regulations and orders of any government, governmental agency or self-regulatory organization applicable to its business as described in this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(ix)       The Trading Company and Managing Member are each a “qualified eligible person” pursuant to Rule 4.7 of the United States Commodity Exchange Act, as amended (“Rule 4.7”). The Trading Company and Managing Member consent to the Account being an exempt account under Rule 4.7.

(x)        The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Managing Member shall promptly notify the Trading Advisor of the nature of such event.

(b)         Covenants of the Managing Member. The Managing Member covenants and agrees that:

(i)         The Managing Member shall maintain all registrations and memberships necessary for the Managing Member to continue to act as described herein and to all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Managing Member’s ability to act as described herein.

(ii)        The Managing Member shall inform the Trading Advisor immediately as soon as the Managing Member or any of their principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business of the Managing Member or the Trading Company. The Managing Member shall also inform the Trading Advisor immediately if the Managing Member or the Trading Company or any of their officers become aware of any material breach of this Agreement by the Managing Member or the Trading Company.

11.	Merger or Transfer of Assets.

The Managing Member, Trading Company or the Trading Advisor may merge or consolidate with, or sell or otherwise transfer its business, or all or a substantial portion of its assets, to any entity upon written notice to the other parties.

12.	Complete Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

13.	Assignment.

Subject to Section 11, hereof, this Agreement may not be assigned, transferred by operation of law, change in control or otherwise, by any party hereto without the express prior written consent of the other parties hereto.

14.	Amendment.

This Agreement may not be amended except by the written consent of the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealings between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.

15.	Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

16.	Inconsistent Filings.

If the Trading Advisor intends to file, to participate in the filing of, or to publish any description of the Trading Advisor, or of its respective principals or trading approaches that is materially inconsistent with those in the Program Materials, the Trading Advisor shall inform the Managing Member of such intention and shall furnish copies of all such filings or publications at least ten Business Days prior to the date of filing or publication.

17.	Program Materials.

(a)         During the term of this Agreement, the Trading Advisor shall furnish to the Managing Member promptly copies of any descriptions of the trading program. The Managing Member and the Trading Company each acknowledge receipt of the Trading Advisor’s description of the trading program which is attached hereto as Exhibit D (the “Program Materials”).

(b)         The Managing Member, the Trading Company and the fund(s) sponsored or affiliated with the Managing Member and Trading Company will not distribute or supplement any promotional material relating to the Trading Advisor unless the Trading Advisor has approved with reasonable prior notice a copy of such promotional material and has received such material in writing.

18.	Track Record.

The track record and other performance information of the Trading Company shall be the property of the Managing Member and not the Trading Advisor. The Trading Advisor may use the performance information of the Account for reasonable business purposes.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

19.	Notices.

All notices required to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, by facsimile on receipt confirmation, by email followed by delivery of an original, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Trading Company:

OASIS PR, LLC
c/o R. J. O’Brien Fund Management, LLC
222 S. Riverside Plaza
Suite 900
Chicago, Illinois 60606
Facsimile: 312-373-4831
Email: jdematteo@rjobrien.com

if to the Managing Member:

R. J. O’Brien Fund Management, LLC
222 S. Riverside Plaza
Suite 900
Chicago, Illinois 60606
Facsimile: 312-373-4831
Email: jdematteo@rjobrien.com

With a copy to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attn: Timothy P. Selby
Facsimile: (212) 210-9444
Email: timothy.selby@alston.com

if to the Trading Advisor:

Prescient Ridge Management, LLC
70 West Madison Street, Suite 2600
Chicago, IL 60602
Attn: Mr. Christopher A. Olson
Fax: (312)___ - ________
Email: colson@pn-nllc.com

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

with a copy to:

Neal, Gerber & Eisenberg LLP
2 North LaSalle Street, 17th Floor
Chicago, IL 60602
Attn: Michael B. Gray, Esq.
Fax: (312) 750-6551
Email: mgray@ngelaw.com

20.	Third-Party Beneficiaries.

This Agreement is not intended and shall not convey any rights to a party to this Agreement.

21.	Governing Law.

This Agreement and any amendment hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, United States of America (excluding the law thereof which requires the application of or reference to, the law of any other jurisdiction). Each party hereto expressly and irrevocably agrees (a) that it waives any objection, and specifically consents, to venue in the United States federal or state courts located in the City of Chicago, State of Illinois, United States of America, so that any action at law or in equity may be brought and maintained in any such court, and (b) that service of process in any such action may be effected against such party by certified or registered mail or in any other manner permitted by applicable United States Federal Rules of Civil Procedure or rules of the Courts of the State of Illinois. In addition each party hereto expressly and irrevocably waives, in respect of any action brought in any United States federal or state court located in the City of Chicago, State of Illinois or any resulting judgment, any objection, and hereby specifically consents, to the jurisdiction of any such court and agrees not to seek to change the situs of such action or to assert that any other court in any other jurisdiction is a more suitable forum for the hearing and adjudication of any claim or dispute raised in such action.

22.	Remedies.

In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor agrees not to seek any prejudgment equitable or ancillary relief. The Trading Advisor agrees that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement, except that Trading Advisor may seek a declaratory judgment with respect to the indemnification provisions of this Agreement.

23.	Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

24.	Successors.

This Agreement including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

25.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.	Waiver of Breach.

The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

OASIS PR, LLC
By R.J. O’Brien Fund Management, LLC
Managing Member

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

R.J. O’BRIEN FUND MANAGEMENT, LLC

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

PRESCIENT RIDGE MANAGEMENT, LLC

By:	/s/ Christopher A. Olson
Name: Christopher A. Olson
Title: Chief Operating Officer

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT A

Trading Policies

1.         The Trading Advisor will not employ the trading technique commonly known as “pyramiding”, in which the Trading Advisor uses unrealized profits on existing positions in a given futures interest due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related futures interest. Taking into account the Trading Company’s open trade equity (i.e., the profit or loss on an open futures interest position) on existing positions in determining generally whether to acquire additional futures interest positions on behalf of the Trading Company will not be considered to constitute “pyramiding”.

2.         The Trading Advisor will not utilize borrowings on behalf of the Trading Company except if the Trading Company purchases or takes delivery of commodities. If the Trading Advisor borrows money on behalf of the Trading Company, the lending entity in such case (the “lender”) may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Trading Company by unrelated banks on comparable loans for the same purpose, nor may the lender or any affiliate thereof receive any points or other financing charges or fees regardless of the amount. Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

3.         The Trading Advisor will not “churn” the Trading Company’s assets. Churning is the unnecessary execution of trades so as to generate increased brokerage commissions.

4.         The Trading Advisor will trade currencies and other commodities on futures exchanges, in the interbank and forward contract markets only with banks, brokers, dealers, and other financial institutions which the Managing Member has determined to be creditworthy.

5.         The Trading Advisor will trade only in those futures interests that have been approved by the CFTC as suitable for US investors. The Trading Advisor will not establish new positions in a futures interest on behalf of the Trading Company for any one contract month or option if such additional positions would result in a net long or short position for that futures interest requiring as margin or premium more than 15% of the Trading Company’s net assets. In addition, the Trading Advisor will, on behalf of the Trading Company, except under extraordinary circumstances, maintain positions in futures interests in at least two market segments (i.e., agricultural items, industrial items (including energies), metals, currencies, and financial instruments (including stock, financial, and economic indexes)) at any one time.

A-1

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

6.         The Trading Advisor will not acquire additional positions in any futures interest on behalf of the Trading Company if such additional positions would result in the aggregate net long or short positions for all futures interests requiring as margin or premium for all outstanding positions more than 66 2/3% of the Trading Company’s net assets.

7.         The Trading Advisor will not purchase, sell, or trade securities (except securities approved by the CFTC for investment of customer funds).

A-2

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT B

COMMODITY TRADING AUTHORITY

Dear Prescient Ridge Management, LLC:

OASIS PR, LLC (the “Trading Company”) and R.J. O’Brien Fund Management, LLC, the Trading Company’s managing member (the “Managing Owner”) do hereby make, constitute and appoint you as the Trading Company’s attorney-in-fact to buy and sell futures and forward contracts through such futures commission merchants as shall be agreed on by you and the Managing Owner on behalf of the Trading Company, pursuant to the trading program identified in the Agreement among the Trading Company, the Managing Member and you as of the 15th day of October, as amended or supplemented, and in accordance with the terms and conditions of said Agreement.

This authorization shall terminate and be null, void and of no further effect simultaneously with the termination of the said Agreement.

Very truly yours,

OASIS PR, LLC
By R.J. O’Brien Fund Management, LLC
Managing Member

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

R.J. O’BRIEN FUND MANAGEMENT, LLC

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

B-1

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT C

FUTURES INTERESTS TRADED

2013 Futures contracts (Exchange)

Equity Products S&P 500 eMini (CME) S&P MidCap 400 eMini (CME) NasdaqeMini (CME) Dow Jones eMini (CBOT) Russell 2000 Mini Index (ICE) VIX Volatility Index (CBOE)	CAC 40 Index (LIFFE) FTSE 100 Index (LIFFE) Euro EStoxx (EUREX) German Dax Index (EUREX) Japanese Nikkei-225 (CME)
Fixed Income Products U.S. 30 Yr. Bond (CBOT) U.S. 10 Yr. Note (CBOT) U.S. 5 Yr. Note (CBOT) U.S. 2 Yr. Note (CBOT) Eurodollars (CME)	German Bunds (EUREX) German Bobl (EUREX) German Schatz (EUREX) Japanese Government Bond (LIFFE) Long Gilt (LIFFE)
Currencies Euro (CME) Swiss Franc (CME) British Pound (CME) Aussie Dollar (CME)	Japanese Yen (CME) Mexican Peso (CME) Canadian Dollar (CME) US Dollar Index (10E)
Commodities Crude Oil (NYMEX) Heating Oil (NYMEX) Natural Gas (NYMEX) Copper (COMEX) Gold (COMEX) Silver (COMEX)	Corn (CBOT) Soybeans (CBOT) Wheat (CBOT) Cotton No. 2 (ICE) Sugar No. 11 (ICE) RBOB

C-1

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Execution Copy

EXHIBIT D

The Prescient Ridge managed futures program specializes in short-term, systematic trading strategies. The program seeks to produce absolute returns irrespective of individual market direction through the deployment of numerous strategies in exchange listed futures. These strategies are spread over multiple time frames and asset classes to create a diverse portfolio. The program currently trades in excess of 40 exchange listed futures products on both domestic and international exchanges.

PR’s Principals are:

David Shorr, (48) Chief Executive Officer. Mr. Shorr began his career with O’Connor & Company in 1986 as a derivatives trader at the Chicago Board of Trade. He quickly became a prominent options trader over his eighteen years on the CBOT floor. In 1990 Mr. Shorr and Mr. Zednik formed a proprietary trading firm specializing in trading fixed-income options at the Chicago Board of Trade. In 1998 Mr. Shorr helped create York Business Associates, a proprietary trading firm specializing in trading derivatives on electronic exchanges in both the U.S. and Europe. Mr. Shorr was the founder, CEO and Chairman of the Board of Check Giant, dba CashNetUSA, an internet-based loan company that he founded in 2003. At the end of 2006 Mr. Shorr sold CashNetUSA to a publicly traded company relinquishing his role as Chairman and CEO. Mr. Shorr received a Bachelor of Business Administration from the University of Wisconsin in 1986.

Alan Swimmer, (52) President. Prior to joining Prescient Ridge Management Mr. Swimmer spent over 26 years in the Futures and Options industry, building and running futures commission merchant businesses including from 2002 to 2008 as Head of U.S. Futures at Bear Stearns and then as Head of North American Futures Sales at JP Morgan following its purchase of Bear Stearns. Prior to Bear Stearns, Mr. Swimmer was with Citigroup from 1990-2002 and was head of its Chicago futures office. Mr. Swimmer received a B.A. in psychology from Washington University in St. Louis, where he is currently Vice Chair of the Alumni Board of Governors. Mr. Swimmer has been on the Board of Directors of the Minneapolis Grain Exchange since 2008.

Jeffrey Olson, (41) Director of Research. Mr. Olson began his career in the Advanced Technologies Division of Andersen Consulting. He continued his information systems career at a boutique consulting firm. Mr. Olson joined York Business Associates in 1996 as head of software development to build user-friendly futures and options electronic trading applications on the Eurex platform. In 2000 he became Vice President of Product Development and Client Services for a related software company of York that specialized in electronic trading, risk management and exchange connectivity. In 2002 Mr. Olson began trading in the S & P 500 Index and US Treasury Bond futures using both fundamental and technical analysis. He also electronically hedged floor options books and ran automated market-making applications. Mr. Olson received his B.S. in Aeronautics and Astronautics from the Massachusetts Institute of Technology in 1994.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Christopher Olson, (46) Chief Operating Officer.  Mr. Olson began his career as a loan analyst for a commercial mortgage broker.  Mr. Olson joined Mr. Zednik and Mr. Shorr as a trading assistant and eventually became risk manager of both fixed income and equity derivative portfolios. In 1998 he established the European office for York Business Associates where he served as director of European derivatives and chief operating officer. While at York Mr. Olson was responsible for day-to-day operations as well as all business relationships and risk management. In 2000 Mr. Olson became director of international sales for a related software company of York that specialized in managing risk for electronic trading. Mr. Olson received his B.S. in Psychology from the University of Richmond in 1989.

Joseph Zednik, (72) General Partner. Mr. Zednik has been active in the trading and investment business since 1974. Mr. Zednik began his career at Montgomery Ward and Illinois Bell where he developed his technology and information systems background. In 1973 Mr. Zednik began his career as an independent trader at the Chicago Board of Trade where he has held a seat for almost thirty years. Following his success as an independent trader, in 1985 Mr. Zednik joined Chicago Research and Trading, CRT, where he managed the stock index trading operations. In 1990 Mr. Zednik and Mr. Shorr established a proprietary trading firm specializing in trading fixed-income options at the Chicago Board of Trade. In 1998 Mr. Zednik helped create York Business Associates, a proprietary trading firm specializing in trading derivatives on electronic exchanges with offices in both the U.S. and Europe. Mr. Zednik was also instrumental in the creation of a software company specializing in electronic trading and risk management. Mr. Zednik received a B.A. in Liberal Arts from Illinois Institute of Technology.

Trading Strategy:

The Prescient Ridge managed futures program specializes in short-term, systematic trading strategies. The program seeks to produce absolute returns irrespective of individual market direction through the deployment of numerous strategies in exchange listed futures. These strategies are spread over multiple time frames and asset classes to create a diverse portfolio. The program currently trades in excess of 40 exchange listed futures products on both domestic and international exchanges.

The Prescient Ridge program is differentiated from other CTA/Managed Futures managers in that the program emphasizes short-term trading activity in which the average holding duration is less than one day. These short-duration strategies, referred to as Intraday Strategies, represent approximately 85% of the program’s trading activity and are concentrated in the most liquid exchange traded futures. The general objective of the Intraday Strategies is to identify significant single day directionality using traditional technical analysis techniques - most notably moving average crossovers. In general, these strategies will enter a market early in the trading session and hold the position until the end of the day. The average holding period of these strategies is typically one to five hours. Proprietary trade filters are built into the Intraday Strategies to evaluate the quality of the trade signal. Although the primary exit methodology for these strategies is time based, additional proprietary exits and stop-losses are used.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Additional strategies such as momentum, pattern recognition and trend following are included in the program. These strategies typically have longer holding periods which can range from multiple days to many months. These strategies comprise the remaining trading activity of the program (approximately 15%) and are also predicated on technical analysis with an emphasis on moving averages. Entry and exit methodology for these strategies varies depending on the strategy and trade duration. These strategies help to provide further diversification for the program.

The entire program is built on a foundation of risk-management. The risk management process begins with the portfolio optimization, which is conducted quarterly, and is used to determine the trading size for all strategies. The optimization process of Prescient Ridge is different from other programs in that it is rooted in a desire to control draw downs and is not driven by metrics such as targeted return. Dynamic position sizing, which evaluates daily market volatility as well as sudden price movements, allows the program to maintain a consistent risk profile in various market environments. All strategy entries and exits have been designed to mitigate the impact of fundamental information such as economic reports. Additional risk controls are embedded in the program to help avoid illiquid or non-directional markets. The firm closely monitors the performance of the program as well as individual strategies to determine if reductions in exposure are required due to underperformance.